Cardiff Oncology Reports Full Year 2025 Results and Provides Business Update

Reported positive update from Phase 2 CRDF-004 trial in first-line RAS-mutated mCRC, with the 30 mg onvansertib + FOLFIRI/bev arm demonstrating:

•
Robust ORR of 72.2% (vs 43.2% with combined SoC of FOLFOX/bev and FOLFIRI/bev)
•
Significant improvement in PFS over combined SoC (HR: 0.37, p<0.05)

Data support selection of 30 mg onvansertib dose in combination with FOLFIRI/bev for planned registrational program; detailed data and registrational plans expected in the first half of 2026

SAN DIEGO, CA – Feb 24, 2026— Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced financial results for the full year ended December 31, 2025, and provided a business update.

“Cardiff Oncology has entered 2026 with strong clinical momentum and a clear path for advancing onvansertib, our lead program, in first-line RAS-mutated metastatic colorectal cancer,” said Mani Mohindru, PhD, interim Chief Executive Officer. “Our focus in 2025 was on rigorous clinical execution, which allowed us to generate increasingly compelling evidence supporting onvansertib’s potential to improve patient outcomes in RAS-mutated mCRC, culminating in the latest positive data cut announced earlier this year. The CRDF-004 trial demonstrated a consistent, dose-dependent treatment benefit when onvansertib was added to FOLFIRI/bev, including a near 30% improvement in response rate over the control arm and encouraging durability trends as measured by progression-free survival. These data are in line with what we had previously seen in our second-line trial in bev-naive patients treated with onvansertib + FOLFIRI/bev. Given that it has been over two decades since there has been meaningful innovation for this patient population, we believe these results represent a transformative step forward.”

Continued Dr. Mohindru, “Based on these results, we plan to advance the 30 mg dose of onvansertib with FOLFIRI/bev into our proposed registrational program and expect to provide detailed data and registrational plans after discussions with the FDA in the first half of 2026. As we transition into late-stage clinical development and continue to strengthen our leadership and operational teams, we remain focused on disciplined execution, progressing our lead program toward a potential new standard of care in first-line RAS-mutated mCRC.”

Company highlights for the quarter ended December 31, 2025, and subsequent weeks

Positive update from randomized Phase 2 CRDF-004 trial in first-line RAS-mutated metastatic colorectal cancer (“mCRC”) support advancement of the onvansertib program into registrational development

•
In January 2026, Cardiff reported a positive update from CRDF-004, a randomized Phase 2 trial evaluating onvansertib in combination with standard of care (“SoC”) regimens in patients with first-line RAS-mutated mCRC. As of the January 22, 2026 cutoff in the intent-to-treat population, the 30 mg onvansertib + FOLFIRI/bev arm achieved a confirmed objective response rate (“ORR”) of 72.2%, compared to 43.2% across the combined SoC arms. The 30 mg onvansertib dose in combination with FOLFIRI/bev also demonstrated marked improvement in progression-free survival (“PFS”) versus FOLFIRI/bev (HR: 0.38) and combined SoC of FOLFOX/bev and FOLFIRI/bev (HR: 0.37, p<0.05), with no significant added toxicity observed.

•
Based on these results, the Company expects to advance the 30 mg dose of onvansertib in combination with FOLFIRI/bev into planned registrational development. Cardiff expects to share detailed Phase 2

CRDF-004 data and, after discussions with the FDA, provide registrational plans for onvansertib in combination with FOLFIRI/bev in first-line RAS-mutated mCRC in the first half of 2026.

Executive leadership team transitioned to support late-stage development

•
In January 2026, Cardiff announced executive leadership changes to support the Company’s transition into late-stage clinical development and advancement toward key clinical and corporate milestones. Mani Mohindru, PhD, a member of Cardiff’s Board of Directors since 2021 and an experienced biotechnology executive, was appointed interim Chief Executive Officer. Brigitte Lindsay was promoted to Chief Accounting Officer, ensuring continuity within the Company’s finance function. The Company has initiated a search for a permanent Chief Executive Officer and Chief Financial Officer.

Presentation of investigator-sponsored clinical data in chronic myelomonocytic leukemia (“CMML”) at the American Society of Hematology (“ASH”) Annual Meeting

•
In December 2025, clinical data from an investigator-sponsored Phase 1 trial evaluating onvansertib monotherapy in CMML were presented at ASH 2025. In the dose-escalation trial (N=9), onvansertib was generally well-tolerated and demonstrated preliminary efficacy in approximately 40% of patients, including one patient achieving an optimal bone marrow response. These clinical findings further validate onvansertib’s potential activity across both hematologic and solid tumors.

Full Year 2025 Financial Results

Liquidity and Cash Runway

As of December 31, 2025, Cardiff Oncology had approximately $58.3 million in cash, cash equivalents, and short-term investments. Based on its current operating and clinical plans and projected expenditures, the Company believes that its existing cash resources are sufficient to fund operations into the first quarter of 2027.

Operating Results

Total operating expenses for the year ended December 31, 2025 were approximately $49.6 million, compared to $49.3 million for the year ended December 31, 2024. The $0.3 million increase was primarily attributable to an increase in SG&A expense, driven mainly by strategic advisory services and incremental employee separation costs recorded in the current period. This increase was partially offset by lower R&D expenses related to clinical trial activity and outside services. The reduction in R&D expenses was partially offset by an increase in stock-based compensation expense during the current period.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company advancing innovative cancer treatments focused on PLK1 inhibition, a validated oncology target with practice-changing potential. Our lead asset, onvansertib, is a highly specific, oral PLK1 inhibitor currently being evaluated in a Phase 2 trial for first-line treatment of RAS-mutated metastatic colorectal cancer (“mCRC”), addressing a large, underserved patient population with high unmet need. Onvansertib is also under investigation in other PLK1-driven cancers through ongoing investigator-initiated trials and has shown robust single agent clinical activity in hard-to-treat tumors. By targeting tumor vulnerabilities, we aim to overcome treatment resistance and deliver improved clinical outcomes for patients.

For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidate; results of preclinical studies or clinical trials for our product candidate could be unfavorable or delayed; our need for additional financing; risks related to business interruptions, including the outbreak of COVID-19 coronavirus and cyber-attacks on our information technology infrastructure, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that our product candidate will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Contact:
Candice Masse
astr partners

candice.masse@astrpartners.com

Media Contact:
Amy Bonanno
Lyra Strategic Advisory
abonanno@lyraadvisory.com

Cardiff Oncology, Inc.

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Year Ended December 31,
	2025	2024
Royalty revenues	$593	$683
Costs and expenses:
Research and development	35,329	36,852
Selling, general and administrative	14,224	12,482
Total operating expenses	49,553	49,334

Loss from operations	(48,960)	(48,651)

Other income (expense), net:
Interest income	3,104	3,259
Other income (expense), net	5	(39)
Total other income (expense), net	3,109	3,220

Net loss	(45,851)	(45,431)

Preferred stock dividend	(25)	(24)

Net loss attributable to common stockholders	$(45,876)	$(45,455)

Net loss per common share — basic and diluted	$(0.69)	$(0.95)

Weighted-average shares outstanding — basic and diluted	66,841	47,650

Cardiff Oncology, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$17,470	$51,470
Short-term investments	40,834	40,276
Accounts receivable and unbilled receivable	182	773
Prepaid expenses and other current assets	1,642	2,535
Total current assets	60,128	95,054
Property and equipment, net	578	898
Operating lease right-of-use assets	629	1,169
Other assets	549	69
Total Assets	$61,884	$97,190

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,087	$4,821
Accrued liabilities	7,577	7,897
Operating lease liabilities	730	710
Total current liabilities	16,394	13,428
Operating lease liabilities, net of current portion	102	813
Total Liabilities	16,496	14,241

Stockholders’ equity	45,388	82,949
Total liabilities and stockholders’ equity	$61,884	$97,190